Exhibit 99.1

                     News Release
Contact    Dave Blumberg
TransUnion
E-mail        david.blumberg@transunion.com
Telephone    312-972-6646

FOR IMMEDIATE RELEASE
TransUnion Appoints Sayan Chakraborty and Charlotte Yarkoni to its Board of Directors

Chicago, Dec. 23, 2025 — TransUnion (NYSE:TRU) has appointed Sayan Chakraborty and Charlotte Yarkoni to its Board of Directors, effective January 5, 2026.

“Sayan and Charlotte have proven track records in fostering product and technology innovation, and generating customer engagement with transformational technology, which will be instrumental as TransUnion continues to evolve our global suite of platforms and products,” said Pamela Joseph, Chairperson of the Board. “We’re proud to welcome these two visionary leaders to TransUnion’s Board.”

Chakraborty, 58, most recently served as President of Workday, responsible for Product and Technology from 2024 – 2025 and Co-President, starting in 2023, where he led the transformation of the company’s platform, technology and data products. He previously held multiple senior technical roles at Workday since 2015, including Executive Vice President, Product and Technology and Executive Vice President, Technology.

Prior to joining Workday, Chakraborty was Co-Founder and Chief Operating Officer of GridCraft, an AI/ML analytics company that was acquired by Workday in 2015. He has also held executive roles at Oracle, Cygnus Solutions (which was acquired by Red Hat) and multiple venture-backed startups. Chakraborty earned his master’s degree and bachelor’s degree in aeronautics and astronautics from MIT.

Yarkoni, 56, most recently served as President, Commerce, Ecosystems, Cloud and AI at Microsoft from 2022 to 2025, where she led a global organization responsible for the company’s end-to-end digital commerce infrastructure, developer relations and customer engagement platforms. She previously held several leadership roles at Microsoft beginning in 2016, including Vice President and Chief Operating Officer, Cloud and AI, and Corporate Vice President, Commerce and Ecosystems.

Prior to joining Microsoft, Yarkoni held leadership positions at Telstra, VMware, EMC, Amdocs and BellSouth. Yarkoni currently serves on the Board of Directors of Fiserv, where she sits on both the Audit and Risk Committees. She earned her bachelor’s degree in management science from the Georgia Institute of Technology.
transunion.com

“Sayan and Charlotte are both accomplished leaders with expertise leveraging AI to drive innovation and growth,” said Chris Cartwright, President and CEO, TransUnion. “Sayan’s experience in scaling product development, and Charlotte’s capability in leading cloud adoption will help shape TransUnion’s future as a leader in AI-enabled solutions that redefine how information empowers businesses and consumers.

About TransUnion (NYSE: TRU)
TransUnion is a global information and insights company with over 13,000 associates operating in more than 30 countries. We make trust possible by ensuring each person is reliably represented in the marketplace. We do this with a Tru™ picture of each person: an actionable view of consumers, stewarded with care. Through our acquisitions and technology investments we have developed innovative solutions that extend beyond our strong foundation in core credit into areas such as marketing, fraud, risk and advanced analytics. As a result, consumers and businesses can transact with confidence and achieve great things. We call this Information for Good® — and it leads to economic opportunity, great experiences and personal empowerment for millions of people around the world. http://www.transunion.com/business

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